Exhibit 99.1

Sonic Automotive, Inc. Announces Gross Margin Pressure in Key Brands Negatively Impacted 2018 Second Quarter Results and Schedules Release of 2018 Second Quarter Results

CHARLOTTE, N.C. – July 17, 2018 – Sonic Automotive, Inc. (NYSE: SAH), one of the nation’s largest automotive retailers, today announced that second quarter earnings were negatively impacted by lower than anticipated new vehicle gross profit per unit in certain key brands.

Commentary

Jeff Dyke, the Company’s Executive Vice President of Operations, noted, “Our BMW and Honda dealerships historically have represented approximately 40% of our store level profits. Beginning in the second quarter, new vehicle gross profit per unit at our BMW and Honda dealerships was significantly lower than expected due primarily to lower manufacturer-to-dealer incentives on certain models. We believe we will continue to see margin pressure in these brands through the third quarter, however, we are optimistic that support from our manufacturer partners and highly anticipated new model releases from BMW in the fourth quarter will drive consumer demand and increased profitability on new units.”

Heath Byrd, the Company’s Chief Financial Officer, noted, “As a result of the headwinds that Jeff noted, we now expect diluted earnings per share from continuing operations for the second quarter of 2018 to be between $0.37 and $0.41 and on an adjusted basis to be between $0.32 and $0.36. For the full year 2018, we now expect diluted earnings per share from continuing operations to be between $1.65 and $1.75 and on an adjusted basis to be between $1.90 and $2.00. Both the second quarter and full year adjusted earnings per share ranges exclude non-operating items such as impairment charges, legal and storm damage charges, long-term compensation-related charges and lease exit adjustments, offset partially by gains from the disposal of franchises.”

The below table provides a reconciliation of the non-GAAP ranges to the corresponding GAAP amounts. In determining the adjusted amounts, the Company has considered actual year-to-date non-operating items as described above, but has not made reserves for potential future non-operating items with respect to its projections for third and fourth quarter results.

	Three Months Ended June 30, 2018		Twelve Months Ending December 31, 2018
	Low	High	Low	High

Expected GAAP diluted earnings per share from continuing operations	$0.37	$0.41	$1.65	$1.75

Adjustments:
Impairment charges	$0.17	$0.17	$0.24	$0.24
Legal and storm damage charges	$0.05	$0.05	$0.08	$0.08
Long-term compensation-related charges	$0.40	$0.40	$0.55	$0.55
Lease exit adjustments	$(0.04)	$(0.04)	$0.04	$0.04
Gain on disposal of franchises	$(0.63)	$(0.63)	$(0.66)	$(0.66)

Expected adjusted non-GAAP diluted earnings per share from continuing operations	$0.32	$0.36	$1.90	$2.00

The Company believes that the non-GAAP financial measure, adjusted diluted earnings per share from continuing operations, improves the transparency of the Company’s disclosure, provides a meaningful presentation of the Company’s results from its core business operations excluding the impact of items not related to the Company’s ongoing core business operations and improves the period-to-period comparability of the Company’s results from its core business operations.

Second Quarter Earnings Conference Call

Sonic today announced it will release fiscal 2018 second quarter financial results on Friday, July 27, 2018 at 7:30 A.M. (Eastern). Senior management will hold a conference call on Friday, July 27, 2018 at 11:00 A.M. (Eastern).

To access the live broadcast of the call over the Internet, go to www.sonicautomotive.com, then click on “Our Company,” then “Investor Relations,” then “Earnings Conference Calls.”

The conference call will also be available live by dialing in 10 minutes prior to the start of the call at:

Domestic: (877) 450-3867
International: (706) 643-0958
Conference ID: 2348946

A conference call replay will be available one hour following the call for seven days and can be accessed by calling:

Domestic: (855) 859-2056
International: (404) 537-3406
Conference ID: 2348946

Presentation materials for the Company’s earnings conference call will be accessible beginning the morning of the conference call on the Company’s website at www.sonicautomotive.com by clicking on “Our Company,” then “Investor Relations,” then “Webcasts & Presentations.”

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com. More information about EchoPark Automotive can be found at www.echopark.com.

Forward-Looking Statements

Included herein are forward-looking statements, including statements with respect to our earnings expectations for the second quarter of 2018 and for the full year 2018. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risks and uncertainties that could cause actual results or trends to differ materially from management’s views, including without limitation, economic conditions in the markets in which we operate, new and used vehicle industry sales volume, the success of our operational strategies, the rate and timing of overall economic recovery or decline, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. The Company does not undertake any obligation to update forward-looking information, except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission.

Contact:	Heath Byrd, Chief Financial Officer (704) 566-2400
C.G. Saffer, Vice President and Chief Accounting Officer (704) 566-2439